Exhibit 10.48

[Bolder Venture Partners letterhead]

February 9, 2004

Mr. Mark Nelson, President and CEO

Polar Molecular Corporation

4600 Ulster Street

Denver, CO 80237

Dear Mark,

You have asked Bolder Venture Partners (“BVP”) to submit a proposal describing that basis on which it would serve as a financial advisor to Polar Molecular Corporation (the “Company”) for an initial term of six (6) months, commencing February 9, 2004 through August 9, 2004. This letter will serve to advance your request for such a proposal and confirm BVP’s engagement as the Company’s advisor in this regard.

Financial Advisory Services

BVP will be pleased to furnish financial advisory services to the Company to assist it in the implementation of a plan geared to enhance the Company’s financial condition. This plan contemplates a multi-phased approach, which we have discussed with you. As its financial advisor, BVP will act on behalf of the Company and will provide independent advice and counsel on issues of a financial nature pertaining to this engagement. BVP will report directly to you and will keep you apprised of our activities as you deem appropriate. In carrying out this assignment, BVP will coordinate its efforts and work closely with the other key members of management and professionals retained to assist you and the Company in its overall program to achieve various corporate objectives. The services and activities BVP anticipates performing over the course of this engagement for the Company can be generally described as follows:

Capital Procurement Plan 1. BVP will lead a brokered public financing in Canada to raise USD $2,000,000 within sixty (60) days of the signing of an agreement to do so, to enable to the Company to execute its short term strategic objectives. Completion of this capital procurement plan within the stipulated timeframe is contingent upon required timelines for regulatory approval. We will harmonize these efforts with ongoing corporate development and capital procurement strategies. To facilitate placement of this financing, BVP will assist the Company in the following manner:

•	Coordinate a Canadian TSX Venture Exchange listing for the Company;

•	Subscribe for a portion of the placement as lead investor, either directly or through BVP’s network of managed accounts;

•	Prepare a suitable business plan to aid in the solicitation of bankers and investors;

•	Prepare an executive summary and corporate fact sheet to aid in the solicitation of bankers and investors;

•	Prepare a research report to aid in the solicitation of bankers and investors;

•	Prepare a PowerPoint presentation to aid in solicitation of bankers and investors; and

•	Coordinate a ‘beauty contest’ with BVP’s network of Canadian bankers to solicit proposals for the financing, including suitable market making activities, research coverage and compensation;

•	Participate in all banker/investor meetings with the Company’s management; and

•	Advise the Company as to maximizing value in all pertinent situations, including evaluation of alternative financing vehicles such as equity and convertible debt and evaluation of competing proposals.

Capital Procurement Plan 2. BVP will coordinate a NASDAQ listing and financing to raise at least USD $5,000,000 within six (6) months of completion of Capital Procurement Plan 1, to enable the Company to execute its intermediate and long term strategic objectives. Completion of this capital procurement plan is within the stipulated timeframe is contingent upon required timelines for regulatory approval. We will harmonize these efforts with ongoing corporate development and capital procurement strategies. To facilitate this financing and a NASDAQ listing, BVP will assist the Company in the following manner:

•	Coordinate a ‘beauty contest’ with BVP’s network of US institutional bankers to solicit proposals for listing and financing the Company on NASDAQ;

•	Participate in all banker/investor meetings with the Company’s management; and

•	Advise the Company as to strategies to maximize value in all pertinent situations, including evaluation of competing sponsorship proposal.

Regulatory Services. BVP will provide the Company with all required regulatory services to complete a financing on the TSX Venture Exchange and subsequent migration to the NASDAQ. These services will include, but are not limited to, registration with applicable exchanges, preparation of regulatory filings, and coordination of legal and accounting services as required. For clarity, outside legal, accounting and/or advisory expenses related to regulatory services provided by BVP will be borne by, and to the benefit of, the Company. These expenses shall be approved by the Company in advance.

Corporate Structure and Merger & Acquisition Services. At the request of the Company, BVP will also serve as advisor to the Company in connection with strategic initiatives in respect of corporate structure and merger and acquisition activities. In this regard, BVP will advise and assist the Company in executing a strategy to provide a capital structure to meet minimum NASDAQ listing requirements. BVP will also be available to assist the Company in completing the purchase and/or acquisition of all or part of any third party organization, its assets, or securities, synergistic with the Company’s overall strategic plan. We will harmonize these activities with the capital procurement plans outlined above.

General Advisory Services. At the request of the Company, BVP will also serve as advisor to the Company in connection with any areas of development or strategy not expressly stipulated in this Engagement Letter. In this regard, BCP will advise and assist the Company with respect to specific items identified by the Company. Depending on the scope and magnitude of such requests, BVP reserves the right to request a separate and discrete engagement agreement for such requests. We will harmonize these activities with the capital procurement and corporate structure and merger and acquisition plans outlined above.

The possible services and tasks listed above are reflective of the overall commitment BVP is prepared to make to assist the Company through its next critical growth stage. The list is representative of the type of work to be undertaken by BVP, in order for the Company to achieve its business objectives. It is based on BVP’s present understanding of the Company’s circumstances, requirements and goals and, as such, is subject to modification and adjustment in the event that those factors change. Many of the activities outlined are interrelated, subject to iteration and continuing in nature.

Significant effort and experience will be required to organize, sequence and coordinate all of the foregoing activities to the best advantage of the Company. We believe that BVP possesses such expertise and is prepared to dedicate the time and resources required to the job properly and professionally on a ‘best efforts’ basis. No assurance can be given to the Company that BVP will be successful in any event with respect to any aspect of our engagement, notwithstanding our best efforts.

Compensation Arrangements

Retainers and Expenses. In consideration for acting as financial advisor to the Company in this engagement, BVP will be paid in advance a monthly retainer of fifteen thousand five hundred dollars ($15,500) on the ninth day of each month of this six (6) month agreement throughout the duration of our agreement. We would request that the February 9, 2004 retainer be delivered to BVP at the execution of this engagement agreement. It is also contemplated that reimbursement for all reasonable expenses incurred by BVP in connection with this engagement will be paid promptly by the Company to BVP as submitted. These expenses will represent actual out of pocket expenses (not allocations of general corporate expenses) and shall be approved by the Company in advance.

Common Stock Purchase Warrants. In addition, because of the anticipated intensity of commitment required by this contemplated assignment and relationship, BVP also requests that it be granted warrants (the “Warrants”) to acquire such number of shares of the outstanding common stock of the Company equal to two percent (2%) of the equity capital structure of the Company on a fully diluted, fully converted basis as of the date of our engagement. The Warrants will contain a per share exercise price which is equal to the per share fair market value of the Company as of the date of our engagement as evidenced by the closing bid price per share of the Company’s common stock as of February 9, 2004 as reported on the NASDAQ pink sheet OTC quotation system and will expire five (5) years from the signing of a Warrant Agreement. Furthemore, the Warrants will incrementally vest in accordance with the following schedule:

Incremental Percentage of the Warrants Vesting	Accomplishment of Event Causing Warrants To Vest (the “Warrants Vesting Event”)
One-half percent (0.5%) of the equity capital structure of the Company, fully diluted	Execution of the Engagement Agreement

Additional, incremental three-quarters of a percent (0.75%) of the equity capital structure of the Company, fully diluted	Successful completion of Capital Procurement Plan 1

Additional, incremental three-quarters of a percent (0.75%) of the equity capital structure of the Company, fully diluted	Successful completion of Capital Procurement Plan 2

It is expressly understood by both parties that the aforementioned Warrants Vesting Events are separate and discrete activities. To this end, the parties agree that if some, but not all, of the Warrants Vesting Events are not accomplished by BVP, nonetheless the incremental portion of the Warrants due BVP based on the foregoing schedule will accordingly vest. However, should BVP accomplish all of the Warrants Vesting Events, BVP will vest and receive Warrants equal to two percent (2%) of the equity capital structure of the Company on a fully diluted, fully converted basis as of February 12, 2004, as mutually agreed upon. Finally, other details pertaining to the Warrants will be delineated in a formal Warrant Agreement to be executed by the Company and BVP within ten (10) days following execution of this engagement agreement.

Contingent Advisory Fees

Capital Procurement Plans and Third Parties by BVP. Because you have requested BVP: 1) to procure capital in various stages (whether debt, equity, or a combination thereof); 2) and/or to assist the Company in its acquisition of the assets or securities of one or more third parties, synergistic with the Company’s strategic and related capital plan, BVP will charge the Company contingent advisory fees tied to all such transactions (the “Transactions”) arising in connection with our engagement. Fees for completing each such Transaction, payable to BVP by the Company, will be based upon a success formula (the “Success Fee”) equal to two percent (2%) of the value of each Transaction (or traunche thereof). The payment of any Success Fee to BVP by the Company shall be made at the time of the closing of each such Transaction (or traunche thereof), giving rise to the Company’s Success Fee obligation due to BVP.

Confidentiality

In connection with BVP’s services, the Company will furnish (or cause to be furnished) to BVP such information and data as is within the Company’s possession or control and relating to the Company as BVP reasonably deems necessary or reasonably requests in order to complete its assignments for the Company. BVP will keep and maintain all non-public information which it receives or develops concerning the Company confidential and will disclose such information only as required by law. The Company recognizes and confirms that in the performance of its services hereunder: (i) BVP may rely upon information provided by the Company without independent verification; (ii) BVP shall incur no liability as a result of such reliance; and (iii) BVP does not assume responsibility of the accuracy of completeness of such information, whether or not it makes an independent verification. BVP will obtain the Company’s written consent before any confidential, non-public information is disclosed to any third party unless such disclosure is required by law.

Indemnification and Limitation of Liability

In consideration of BVP’s agreement to act on the Company’s behalf in connection with this advisory engagement, the Company agrees to indemnify and hold harmless BVP and its officers, directors, agents, employees and partners from and against any loss, claim, damage, liability, or expense (including reasonable counsel fees and expenses) arising out of or to which BVP may become subject as a result of the reckless or grossly negligent conduct or activities of the Company and/or its officers, directors, agents, and employees, or based on any statements regarding the Company made by the Company itself and/or officers, directors, agents, and employees which any of the foregoing know or should have reasonably known were materially false or materially misleading at the time of that statement was made. The Company agrees to promptly reimburse BVP for and legal or other expenses as incurred in connection with an investigation or defending any such loss, claim, damage or liability (or action in respect of). In no event shall BVP be liable for acting in accordance with instructions from the Company or any entity or person authorized to act on its behalf.

Effectiveness and Termination

As recited above, the effective date of this engagement shall be February 9, 2004. This engagement will terminate automatically on August 9, 2004, unless otherwise extended by mutual written agreement. In the event of such automatic termination, BVP shall be entitled to all compensation due through the date of the termination, including base and contingent advisory fees as specified earlier in this letter, as well as all unpaid out-of-pocket expenses. BVP shall also be entitled to contingent advisory fees, as outlined above, for transactions originating during and in the course of this engagement and completed within eighteen (18) months from the date of automatic termination of this agreement.

Miscellaneous

This agreement may not be amended or modified except in writing and shall be governed and construed in accordance with the laws of the State of Colorado. The indemnity, confidentiality, and reimbursement provisions contained herein shall remain in full force and effect in the event of termination. The invalidity, legality or enforceability of any other provision. If any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

Please confirm that the foregoing proposal is in accordance with our understanding and is acceptable to you by signing and returning to BVP the enclosed duplicate original engagement letter. We look forward to a successful relationship, culminating in the attainment of these mutually desirable objectives on behalf of the Company.

Sincerely		Agreed to and accepted:

BOLDER VENTURE PARTNERS, LLP CORPORATION		POLAR MOLECULAR

By:	/s/ Daryl Yurek	By:	/s/ Mark Nelson
	Daryl Yurek, Managing Partner		Mark Nelson, President and CEO